Exhibit 99.1

NEWS
RELEASE

1375 East 9th St | Suite 3100 | Cleveland, Ohio 44114 | 440-701-5100

For Immediate Release

Gas Natural Inc. Secures $5 Million Bridge Financing

Company is in process of refinancing its long-term debt to support growth strategy

CLEVELAND, OH, April 10, 2015 – Gas Natural Inc. (NYSE MKT: EGAS) (the “Company”), a holding company operating local natural gas utility companies serving approximately 68,000 natural gas customers in six states, announced that it has secured a $5 million bridge loan from NIL Funding Corporation. NIL Funding is an affiliate of The InterTech Group, Inc., which is controlled by Anita Zucker, as trustee for the Article 6 Marital Trust, the Company’s largest shareholder. In addition, one of the Company’s directors, Michael Bender, is the Corporate Counsel of The InterTech Group. The funds provide short-term bridge financing while the Company is in the process of seeking to refinance its longer term debt. Any refinancing process would be contingent upon customary bank and regulatory approvals, including the regulators for each state in which the Company operates.

Mr. Robert Johnston, Executive Vice President and Chief Strategy Officer for The InterTech Group, commented, “This interim financing solution provides Gas Natural with additional liquidity and flexibility, and will accelerate the Company’s transformation. We believe Gas Natural is well positioned to execute its growth strategy, increase its earnings power, and ultimately maximize shareholder value.”

Mr. Gregory J. Osborne, Gas Natural’s President and Chief Executive Officer, added, “Discussions regarding the refinancing of our long-term debt are progressing well, given strengthened relationships with our regulators. Additionally, we continue to make strides with our operational and foundational improvements, strategically positioning Gas Natural to grow.”

The unsecured $5 million loan has a 180-day term with interest at 7.5% per annum. Proceeds were used to repay $2.2 million of intercompany loans between the Company and its subsidiary, Energy West Incorporated, and will also be used for general working capital needs.

About Gas Natural Inc.
Gas Natural Inc., a holding company, distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 26 billion cubic feet of natural gas to approximately 68,000 customers through regulated utilities operating in Montana, Ohio, Pennsylvania, Maine, North Carolina and Kentucky. The Company’s other operations include interstate pipeline, natural gas production, and natural gas marketing. The Company's Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in the Maine and North Carolina markets, while looking for acquisitions that are either adjacent to its existing utilities or in under saturated markets.

Gas Natural Inc. regularly posts information on its website at www.egas.net.

Safe Harbor Regarding Forward-Looking Statements
The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "believes" and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company's business generally include but are not limited to the Company’s ability to refinance its long term debt on terms that are acceptable to the Company, the Company's ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the Company's continued ability to make dividend payments, the Company's ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the Company's ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the Company's control, the risk factors and cautionary statements made in the Company's public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.'s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Gas Natural Inc. Secures $5 Million Bridge Financing

April 10, 2015

For more information, contact:

Gas Natural Inc.	Investor Relations
James E. Sprague, Chief Financial Officer	Deborah K. Pawlowski or Karen L. Howard, Kei Advisors LLC
Phone: (440) 974-3770	Phone: (716) 843-3908 / (716) 843-3942
Email: jsprague@egas.net	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com